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                                                                     EXHIBIT 2.2

                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER


         AMENDMENT NO. 1 (the "Agreement") dated as of December 18, 1996 among General Physics Corporation, a Delaware corporation ("General Physics"), National Patent Development Corporation, a Delaware corporation ("Parent"), and GPX Acquisition Inc., a Delaware corporation ("Newco").

                              W I T N E S S E T H :

         WHEREAS, the Company has achieved an agreement in principle to settle the action styled Dunlop v. Pollak, Civil Action No. 15237-NC (the "Cause of Action"), pending before the Court of Chancery of the State of Delaware in and for New Castle County (the "Settlement"), the terms of which will be set forth in a Memorandum of Understanding among counsel thereto (the "Memorandum of Understanding");

         WHEREAS, the Settlement provides for the amendment of certain provisions of the Agreement and Plan of Merger, dated as of November 19, 1996 (the "Merger Agreement"), among General Physics, Newco and Parent, providing for, among other things, (i) the merger of Newco with and into General Physics and (ii) the issuance of the Common Stock of the Parent (capitalized terms not otherwise defined in this Agreement are used as defined in the Merger Agreement);

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE 1

                               AMENDMENTS; WAIVERS

         SECTION 1.1. AMENDMENTS. Subject to Section 1.3 hereof, the Merger Agreement is hereby amended as set forth in this Section 1.1. References to Sections in this Agreement refer to Sections in the Merger Agreement unless otherwise indicated.

(a) The third sentence of Section 2.1(b) is amended in its entirety and restated as follows:

                  "The term "Exchange Ratio" means a ratio equal to 0.54, except
         (A) in the event that the Parent Stock Price is less than $9.259, the Parent may elect at its
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                                                              Amendment No. 1 to
                                                    Agreement and Plan of Merger

         option (without any obligation to do so) to increase the Exchange Ratio to the Adjusted Exchange Ratio pursuant to the following formula:

                  (9.259 / the Parent Stock Price) x 0.54 = Adjusted Exchange Ratio

         (rounded to the nearest 1/100), provided that the Parent provides notice of its election of such option (the "Parent Gross-Up Option") to General Physics no later than the close of business on the second trading day after the Test Date (such notice to specify the Adjusted Exchange Ratio) and (B) in the event that the Parent Stock Price is greater than $10.00, General Physics may elect at its option (without any obligation to do so) to decrease the Exchange Ratio to the Adjusted Exchange Ratio pursuant to the following formula:

                  (10.00 / the Parent Stock Price) x 0.54 = Adjusted Exchange Ratio

         (rounded to the nearest 1/100), provided that General Physics provides notice of its election of such option (the "GPC Reduction Option") to the Parent no later than the close of business on the second trading day after the Test Date (such notice to specify the Adjusted Exchange Ratio)."

(b) Section 2.1(c) is amended so that the reference to "$5.10" will read "$5.20." Section 5.6 is amended so that the reference to "$5.10" will read "$5.20".

(c) The parties agree that Harris Trust Company of New York shall act as the Exchange Agent under the terms of the Merger Agreement.

(d)       (i)  Article 5 is amended to add the following:

                  "Section 5.15. Quarterly Dividends. In the event that the Closing has not occurred prior to March 31, 1997, General Physics intends to make its regular quarterly dividend with respect to the quarter ended March 31, 1997, provided that funds are legally available therefor and subject to the fiduciary obligations of the Board of Directors of General Physics."

         (ii) The second sentence of Section 9.1 is amended in its entirety and restated as follows:

                  "This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplated performance after the Effective Time, including without limitation Section 5.7, Section 5.8,
         Section 5.15 and the Affiliate Letters delivered pursuant to Section 5.12."


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                                                              Amendment No. 1 to
                                                    Agreement and Plan of Merger

         (iii) Section 7.3 is amended to insert the words ", Section 5.15" after the words "Section 5.14" appearing in such Section 7.3.

(e)  Section 6.2(d) is amended in its entirety and restated as follows:

                  "(d) Fairness Opinion. The written opinion of Oppenheimer & Co, Inc., dated as of the Closing Date, to the effect that the Merger Consideration to be received by the holders of GPC Common Stock (other than National Patent) is fair to such holders from a financial point of view, shall have been delivered on the Test Date and on the Closing Date."

(f)  Section 7.1(j) is amended in its entirety and restated as follows:

                  "(j) unless General Physics has exercised the GPC Reduction Option, by the Parent on a date no earlier than the close of business on the second trading day after the trading day which is five trading days' prior to the day when the GPC Stockholders Meeting and the NPD Stockholders Meeting are first scheduled to occur (the "Test Date"), and no later than the close of business on the fourth trading day after the Test Date, if, as of the Test Date the Parent Stock Price is greater than $10.00; or"

(g)  Section 7.1(k) is amended in its entirety and restated as follows:

                  "(k) unless the Parent has exercised the Parent Gross-Up Option, by General Physics on a date no earlier than the close of business on the second trading day after the Test Date and no later than the close of business on the fourth trading day after the Test Date, if, on the Test Date, the Parent Stock Price is less than $9.259."

(h) The next-to-last sentence of Section 7.1 is amended in its entirety and restated as follows:

                  "This Agreement will terminate without action taken by any party hereto if (i) on the Test Date the Parent Stock Price is less than $9.259, (ii) the Parent has not exercised the Parent Gross-Up Option, and (iii) on a date no earlier than the close of business on the second trading day after the Test Date and no later than the close of business on the fourth trading day after the Test Date, the Special Committee has withdrawn its approval or recommendation of this Agreement or the Merger, such termination to be effective as of the date such approval is withdrawn."



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                                                              Amendment No. 1 to
                                                    Agreement and Plan of Merger

(m) Section 7.1 is amended to include the following two sentences immediately after the next-to last sentence of Section 7.1:

                  "If the Closing has not occurred prior to February 15, 1997, the Parent will deliver to the Special Committee updated financial statements for the most recent calendar month to the extent available. In the event that each of the Special Committee provides a written statement to the Parent that in its belief and opinion the financial condition of the Parent on a consolidated basis has materially deteriorated since the financial condition as reported in the consolidated financial statements of the Parent as of September 30, 1996, then General Physics has the right to terminate the Agreement."

(n) The last sentence of Section 2.2(f)(ii) is amended to replace the words "GPC Common Stock" with the words "NPD Common Stock."

         SECTION 1.2. CONSENTS TO SETTLEMENT. The Parent and Newco each hereby consents to the settlement by General Physics, and General Physics hereby consents to the settlement by the Parent, of the case styled Dunlop v. Pollak pursuant to the terms set forth in the Memorandum of Understanding. Each party further consents to the taking of any and all actions by any party as may be required by the Memorandum of Understanding.

         SECTION 1.3. UNILATERAL RESCISSION. Each of the amendments to the Merger Agreement set forth in Section 1.1 hereof may be rescinded by the Parent prior to the date of the NPD Special Meeting in the event that the Memorandum of Understanding becomes null and void pursuant to the terms of Section 8 thereof because the plaintiff's counsel in the Cause of Action has declared that the Settlement is not fair and reasonable to the plaintiff. Any such rescission shall be effective upon written notice from the Parent to General Physics, such notice to indicate the amendments which are rescinded and to be given in accordance with the terms of the Merger Agreement. In the event any such amendments are rescinded, then the terms of the Merger Agreement shall thereupon revert to their form without giving effect to such rescinded amendments as if such terms had never been amended.


                                    ARTICLE 2

                               GENERAL PROVISIONS

         SECTION 2.1. AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may amend this Agreement; provided, however, that after approval of the Merger by the stockholders of General Physics and/or the


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                                                              Amendment No. 1 to
                                                    Agreement and Plan of Merger

Parent, no amendment shall be made that by law requires the approval of General Physics' stockholders or the Parent's stockholders, as the case may be, without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 2.2. NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

         SECTION 2.3. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to any conflicts of law rules thereof which might apply the laws of any other jurisdiction).

         SECTION 2.4. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void; provided, that Newco may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Parent or to any wholly-owned Subsidiary of the Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 2.5. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or any state court sitting in the City of Wilmington, Delaware (any such federal or state court, a "Delaware Court"), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Delaware Court.

         SECTION 2.6. SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and


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                                                              Amendment No. 1 to
                                                    Agreement and Plan of Merger

enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         SECTION 2.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.




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                                                              Amendment No. 1 to
                                                    Agreement and Plan of Merger

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other representatives thereunto duly authorized, all as of the date first written above.

                                            GENERAL PHYSICS CORPORATION


                                            By:_______________________________
                                               Name:
                                               Title:



                                            NATIONAL PATENT DEVELOPMENT
                                                CORPORATION


                                            By:_______________________________
                                               Name:
                                               Title:



                                            GPX ACQUISITION INC.


                                            By:_______________________________
                                               Name:
                                               Title:



[Signature Page to Amendment No. 1]